EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The Mint Leasing, Inc., a Texas corporation.

The Mint Leasing North, Inc., a Texas corporation

The Mint Leasing South, Inc., a Texas corporation

South Mint Leasing, LLC, a Texas limited liability company